                                                                 EXHIBIT 10.3(a)

[LOGO] FORSYTHE MCARTHUR


September 16, 1996
                                              Forsythe McArthur Associates, Inc.
Mr. Larry W. Brumfield                Subsidiary of Forsythe Technology Inc.
V.P. Finance/C.F.O.                                       7500 Frontage Road
Blue Rhino Corporation                                    Skokie, Illinois 60077
104 Cambridge Plaza Drive                                 847-675-8000 Main
Winston-Salem, NC 27104                                   867-675-2130 Fax


Dear Mr. Brumfield:

This letter shall serve as an agreement ("Agreement") between Blue Rhino Corporation ("Lessee") and Forsythe/McArthur Associates, Inc. ("FMA") whereby FMA agrees to lease to Lessee, and Lessee agrees to lease from FMA, certain cylinder display racks as more fully described in Exhibit A (the "Equipment"). The essential terms of the leases and/or of this Agreement shall be in accordance with the following:

1. All Equipment purchased by FMA for the purposes of leasing to Lessee under this Agreement shall become subject to one or more equipment schedules ("Schedule(s)") which shall describe the Equipment and incorporate the terms and provisions of FMA's standard form Master Equipment Lease Agreement (with such changes, if any, thereto as FMA may agree to make) (the "Master Lease") to be executed by Lessee and delivered to FMA no later than September 30, 1996.

2. The Equipment will be delivered and installed at Lessee's location(s) within the continental U.S. during one or more periods of time as set forth below (each such period of time is referred to as an "In-service Period"):


           In-Service Period No.    In-Service Period Dates
           -----------------------  -----------------------
                      A             09/01/96 - 10/31/96
                      B             11/01/96 - 01/31/97
                      C             02/01/97 - 04/30/97
                      D             05/01/97 - 07/31/97
                      E             08101/97 - 08/31/97

     All items of Equipment to be leased by FMA to Lessee pursuant to a Schedule must be delivered and accepted by Lessee no later than the date that the last In-Service Period ends. FMA's obligation to purchase Equipment pursuant to this Agreement shall cease on August 31, 1997, (unless this Agreement is extended by mutual agreement of FMA and Lessee in writing) except for those items of Equipment with a Commencement Date on or before August 31, 1997.

3. Each Schedule shall provide for a minimum lease term ("Minimum Term") of forty-eight months beginning the first day of the month after the end of the applicable In-Service Period and shall provide for forty-eight payments of monthly rent ("Monthly Rent"). The Monthly Rent shall be determined using a monthly lease rate factor of .025611, subject to adjustment as set

September 16, 1996

Mr. Larry W. Brumfield
Blue Rhino Corporation
Page 2

     form below, and shall be due monthly in advance commencing on the first day of the month following the end of the applicable In-Service Period. The applicable monthly lease rate factor is multiplied by the total cost of the Equipment resulting in the Monthly Rent (for example, a monthly lease rate factor of .03 means that 3% of $500,000, a hypothetical Equipment cost, equals a Monthly Rent of $15,000).

4. Each Schedule shall be generated by FMA promptly following the last day of the applicable In-Service Period. Lessee agrees to execute and deliver each Schedule to FMA within 10 days of Lessee's receipt thereof. In addition to Monthly Rent, each Schedule shall also provide for rent to accrue upon the installation of each item of Equipment (the "Commencement Date"). Rent shall accrue from the Commencement Date up to, but not including, the first day of the month following the applicable In-Service Period ("Interim Rent"). The parties have agreed that the Commencement Date for all items of Equipment shall be the mid-point of each applicable In-Service Period, as follows:

            In-Service Period No.      Commencement Date
            ---------------------      -----------------
                      A                    10/01/96
                      B                    12/15/96
                      C                    03/15/97
                      D                    06/15/97
                      E                    08/15/97

     Interim Rent shall be calculated on a per diem basis by applying the monthly lease rate factor to the cost of the particular item of Equipment multiplied by 1/30 (based on a 30 day month). Interim Rent shall be due along with the first installment of Monthly Rent.

5. The total net-of-tax cost of the Equipment for all In-Service Periods shall not exceed $3,000,000. FMA must be satisfied as to the quantity, prices and location of the Equipment as detailed in vendor invoices and documentation to be provided by Lessee. Sales/Use tax shall be the responsibility of Lessee, and shall be invoiced on a monthly basis along with the Monthly Rent. Lessee shall be responsible for the cost of shipping, insurance, installation, maintenance and related costs.

6. Lessee shall provide FMA with Lessee's purchase orders for the Equipment along with an assignment of Lessee's purchase rights. Lessee shall direct the vendor to invoice FMA for the purchase price of the Equipment. Promptly following the delivery and acceptance of the Equipment by Lessee, Lessee shall deliver to FMA a certificate of delivery and acceptance in a form approved by FMA ("Certificate"). The Certificate must set forth the Commencement Date. At such time as FMA has received a copy of the purchase order, a vendor invoice and the Certificate, FMA shall pay the vendor the purchase price of the Equipment. Upon FMA's payment to the vendor, Lessee's obligation to lease the Equipment from FMA in accordance with this Agreement shall be absolute and unconditional.

7. If for any reason Lessee fails to execute and deliver the Master Lease or any Schedule to FMA as required herein, or if Lessee fails to fulfill any term or condition required to be fulfilled

September 16, 1996

Mr. Larry W. Brumfield
Blue Rhino Corporation
Page 3

     pursuant to this Agreement and any applicable Schedule, FMA may terminate its obligations to acquire and/or lease the Equipment with respect to the applicable Schedule and Lessee shall, upon demand, pay to FMA an amount equal to the full amount of all payments made by FMA to the vendors of the Equipment (and the sale price of any Equipment supplied by FMA) and any taxes or other amounts paid by FMA, together with interest thereon at a rate equal to the Prime Rate (i.e., the per annum interest rate as published in The Wall Street Journal calculated on the basis of a 360-day year and 30-day month) from time to time in effect plus 4%, at which time title to the Equipment will be transferred to Lessee on an as-is, where-is basis free and clear of all liens and encumbrances created by or arising through FMA.

8.   Each Schedule shall contain the following provisions:

     (a) "Provided Lessee is not in default of any condition of this Lease and with 90 days prior written notice, FMA agrees to sell the Equipment described herein to Lessee, at Lessee's option, free and clear of all liens and encumbrances for a price equal to 15.3664% of the original Equipment cost, plus any applicable sales taxes. This purchase option may not be exercised prior to the expiration of the Minimum Term as set forth herein."; and

     (b) "Provided Lessee is not in default of any condition of this Lease and with 90 days prior written notice, FMA herein grants Lessee the option to return the Equipment described herein and terminate this Lease Schedule at the end of 36 full months of the Minimum Term. The payment to be made by Lessee upon such termination shall be an amount equal to 15.2144% of the original Equipment cost and shall be in addition to any rental payments due prior to and including the month of termination."

9. The obligations of FMA hereunder are contingent upon (i) the proper execution by Lessee and receipt by FMA of this Agreement by September 20, 1996, and (ii) the completion of a Due Diligence audit by FMA prior to FMA's purchase of any Equipment pursuant hereto, the results of which shall be acceptable to FMA in its sole and absolute discretion. The Due Diligence audit shall include, without limitation, a review of Lessee's physical operations and facilities; a review of Lessee's corporate records including articles of incorporation, by-laws, stock options, employment agreements and other matters pertaining to Lessee's organization; a review of all agreements pertaining to Lessee's business operations such as agreements with distributors and customers; and a review of Lessee's financial operations and systems including a review of Lessee's accounts receivable agings, collection practices and procedures, payables, etc. It is agreed that the costs associated with performing such Due Diligence shall be paid by Lessee in an amount not to exceed $10,000.

     In addition, assuming that FMA is satisfied with the results of its Due Diligence audit and the parties begin processing lease transactions pursuant hereto, it is agreed that the obligations of FMA to continue to purchase Equipment pursuant to this Agreement on an on-going basis shall be subject to the following conditions: (i) that Lessee shall provide a standard monthly financial reporting package to FMA within 10 business days following the end of each calendar month and a weekly cash report within 2 business days after the end of each week which shall be in a form acceptable to FMA; (ii) that at the end of each week, Lessee shall

September 16, 1996

Mr. Larry W. Brumfield
Blue Rhino Corporation
Page 4

     have a cash balance equal to or greater than $300,000 (iii) no event shall occur (and Lessee shall provide written notice to FMA within 5 business days after occurrence) which adversely affects the business or financial condition of Lessee (as, by way of example and not as a limitation, the termination of any significant account or the termination of a significant distributor relationship or Lessee's default under any agreement between Lessee and any third party which, in the reasonable opinion of FMA, may have a material affect on Lessee's business or financial condition).

10. In consideration of FMA's entering into this Agreement, and as a condition to FMA's obligations hereunder, Lessee shall issue warrants to acquire common stock of Blue Rhino Corporation as outlined in the term sheet attached hereto as Exhibit B.

11. FMA agrees to review the results of Lessee's performance and financial condition as of July 31, 1997 for the purpose of determining whether or not FMA will thereafter continue to purchase equipment and enter into lease transactions with Lessee, it being the intent that if Lessee has reached or exceeded the performance as outlined and anticipated in its 1997 Business Plan (as presented to FMA as of the date hereof) as of July 31, 1997, the parties will negotiate in good faith toward continuing the relationship set forth herein on terms acceptable to both parties.

12. It is acknowledged and agreed that FMA intends to assign this Agreement and the Master Lease and Schedules, including, without limitation, all of FMA's rights hereunder with respect to the warrants to be provided by Lessee pursuant hereto, to Forsythe Technology/Lunn Partners Venture Leasing, L.P. ("FT/LP") after FT/LP has been formed.

Upon your signature below, and upon the signature of a duly authorized officer of FMA in the space set forth below acknowledging FMA's acceptance and agreement hereto, this letter shall become a legally binding agreement on the terms and conditions set forth herein. The undersigned represents that he/she is duly authorized to execute this agreement on behalf of Lessee.


ACCEPTED AND AGREED:


Blue Rhino Corporation
Inc.

By: /s/ Larry Brumfield
    -------------------
Name: Larry Brumfield
Title: VP Finance and Administration


Forsythe/McArthur Associates, Inc.

By: /s/ Gordon Decker
    -------------------
Name: Gordon Decker
Title: Senior Vice President - Finance
       and Administration

                                   Exhibit A

                             Equipment Description

The Equipment shall consist of 18" steel display racks as shown below having a cost of approximately $265.00 each (and such other equipment as may be acceptable to FMA).




                           18 Display

                           Width: 46"
                           Height: 66"
     [photo]               Depth: 30"
                           Display Weight: 250 lbs.
                           Shipping Weight: 280 lbs.
                           No. of Doors: 1                      [photo]

                                   Exhibit B
                             Term Sheet - Warrants

As consideration for Forsythe/McArthur Associates, Inc. (herein, with its assigns, called the "Holders") entering into lease transactions with Lessee pursuant to this Agreement, Lessee shall enter into a Warrant Purchase Agreement with the Holders within 30 days after the date of this Agreement (the "Warrant Purchase Agreement" or "WPA") in form and substance acceptable to the Holders and Lessee, whereby Lessee shall grant to the Holders, warrants to purchase stock of Lessee ("Warrants") in accordance with the following terms:

A. The WPA shall grant the Holders the right to purchase three million shares of common stock, which is approximately 5% of the total common shares and equivalents outstanding. The purchase price of such shares shall be $1.00 per share.

     At the option of the Holders, the Holders may convert the Warrants into a reduced number of shares of common stock equal to the number of Warrants multiplied by a fraction the numerator of which is the profit spread and the denominator of which is the current market price.

B. The WPA shall provide that the Warrants will be protected against dilution including dilution caused by issuance of new shares or warrants below the exercise price.

     The Warrants shall provide that the Holders will receive a pro rata share (i.e., 5%) of all dividends paid to the holders of common shares and equivalents.

C. The exercise period for the Warrants shall be ten years after issuance thereof and the Warrants shall be fully vested at the time of issuance thereof.

D. The Warrants shall be fully assignable, subject only to such restrictions as may be imposed by applicable securities laws.

E. The WPA shall require that the Holders be provided with monthly financial statements and audited annual financial statements and that the Holders shall have access to such other financial information as the Holders may reasonably request from time to time. The WPA shall also provide that the members of Lessee's management shall meet with the Holders periodically to discuss such matters as the Holders deem of interest such as Lessee's business plans, results, stock offerings, etc.

F. The WPA shall provide the Holders with the same identical registration rights as are currently held by the holders of Series A Preferred Shares of Lessee as set forth and defined in The Blue Rhino Corporation Registration Rights Agreement dated as of December 1, 1994, as amended by that certain First Amendment thereto dated May 10, 1995 and by that certain Second Amendment thereto dated October 11, 1995. Lessee shall take all steps necessary in order to fully accomplish the foregoing including amending said Registration Rights Agreement to include the Holders.

G. The WPA shall provide that Lessee shall bear all expenses associated with the issuance and maintenance of the Warrants, and that the WPA and all Warrants conform to all applicable state and federal securities laws.